INDEPENDENT AUDITORS' CONSENT
                     -----------------------------



We consent to incorporation by reference in the registration statements of UNION BANKSHARES, LTD. on Form S-8 relating to the Company's Equity Incentive Plan, the Option Bonus Plan, the Equity Compensation Plan for Nonemployee Directors and the Nonemployee Directors' Stock Option Plan of our report dated January 17, 1997, relating to the consolidated balance sheets of UNION BANKSHARES, LTD. as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1996 annual report on Form 10-KSB of UNION BANKSHARES, LTD.



                              BAIRD, KURTZ & DOBSON
                              BAIRD, KURTZ & DOBSON



March 26, 1997